Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Board Gives Final Approval to Spin-Off of

Fiesta Restaurant Group, Inc.

Declares Record Date of April 26, 2012 and Share Distribution Date of May 7, 2012

Syracuse, New York — (Businesswire) – April 25, 2012 — Carrols Restaurant Group, Inc. (Nasdaq: TAST or “Carrols”) today announced that its Board of Directors has given final approval to the spin-off of Fiesta Restaurant Group, Inc. (“Fiesta”), an indirect wholly-owned subsidiary that operates the Pollo Tropical® and Taco Cabana® restaurant businesses. The spin-off will be completed through a tax-free dividend of the common stock of Fiesta to Carrols’ stockholders.

The distribution of the Fiesta common stock is expected to occur on May 7, 2012, with each Carrols’ stockholder receiving one share of Fiesta common stock for every share of Carrols common stock held of record at the close of business on April 26, 2012, the record date of the distribution.

The spin-off is subject to satisfaction or waiver of customary conditions set forth in a separation and distribution agreement as filed with the Securities and Exchange Commission by Fiesta and Carrols. Immediately following the distribution, Carrols Restaurant Group’s stockholders will own 100% of the outstanding common stock of Fiesta Restaurant Group.

Carrols Restaurant Group has received a private letter ruling from the Internal Revenue Service with respect to the tax-free status of the distribution Fiesta Restaurant Group’s registration statement on Form 10 was declared effective by the Securities and Exchange Commission on April 25, 2012.

The common stock of Fiesta Restaurant Group will begin trading on a “when issued” basis on The NASDAQ Global Select Market on April 26, 2012 under the symbol “FRGI” and will begin trading on a “regular way” basis on May 8, 2012. Carrols Restaurant Group common stock will continue to trade on The NASDAQ Global Market under the symbol “TAST.”

About Carrols Restaurant Group, Inc.

Carrols Restaurant Group, Inc. is Burger King Corporation’s largest franchisee with 297 Burger King® restaurants as of April 1, 2012 and has operated Burger King restaurants since 1976. For more information on Carrols, please visit the company’s website at www.carrols.com.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns and operates the Pollo Tropical and Taco Cabana restaurant businesses with 243 company-owned and operated restaurants at April 1, 2012 and 38 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad, the Bahamas, Venezuela and Costa Rica. For more information on Fiesta, please visit the company’s website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Fiesta Restaurant Group’s filings with the Securities and Exchange Commission.